UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 9, 2006

CNL HOTELS & RESORTS, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	0-24097 (Commission File Number)	59-3396369 (IRS Employer Identification No.)
450 South Orange Avenue, Orlando, Florida 32801 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (407) 650-1510

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 9, 2006, CNL Hotels & Resorts, Inc. (the “Company”) entered into a $1.525 billion loan agreement (the “New Loan”) with German American Capital Corporation (“GACC”), an affiliate of Deutsche Bank Securities Inc., with a maturity date of February 1, 2011. Approximately $1.5 billion of the proceeds from the New Loan were used to pay-off the Company’s existing $1.5 billion CMBS loan (the “Existing CMBS Loan”) which had an initial maturity of September 1, 2007, and had also been originated by GACC. The remaining proceeds were used to pay expenses related to the early extinguishment of the Existing CMBS Loan and the closing of the New Loan.

The New Loan is collateralized by the following Company properties - Grand Wailea Resort Hotel & Spa, Arizona Biltmore Resort & Spa, La Quinta Resort & Spa, Claremont Resort & Spa and Doral Golf Resort & Spa, a Marriott Resort. The New Loan bears monthly interest at (a) 5.57 percent on $1 billion, and (b) one-month LIBOR plus 272.5 basis points on the remaining $525 million. The New Loan agreement contains restrictive debt covenants similar to those in the Existing CMBS Loan agreement, including ones which require the Company to (i) maintain a minimum ratio of net operating income to the aggregate sum of debt service, (ii) incur debt only as permitted, (iii) maintain reserve accounts, and (iv) comply with other customary affirmative and negative covenants. The New Loan has customary default and acceleration provisions.

Pursuant to the New Loan agreement, the Company entered into a two-year interest rate protection agreement which caps one-month LIBOR at 4.75 percent on the $525 million floating rate portion of the New Loan. In connection with paying off the Existing CMBS Loan, the Company terminated the interest rate protection agreements applicable to that loan. On January 13, 2005, the effective borrowing rate of the New Loan is approximately 145 basis points lower than that of the Existing CMBS Loan which carried a blended rate of one-month LIBOR plus 332.5 basis points. Payments of interest only are due monthly on the New Loan with the entire principal balance due on the anticipated maturity date of February 1, 2011.

On September 30, 2005, the Company obtained a $200 million syndicated senior secured revolving credit facility in which an affiliate of Deutsche Bank Securities Inc. participated. Reference is made to the Current Report on Form 8-K previously filed by the Company on October 5, 2005, for additional information regarding that revolving credit facility.

On January 12, 2006, the Company issued a press release filed herewith as Exhibit 99.1, announcing the above transaction, the complete text of which is incorporated in this Item 1.01 by reference thereto.

Item 2.03 Creation of a Direct Financial Obligation of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Certain items in this Current Report on Form 8-K may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the borrowing rate of the New Loan and other statements that are not historical facts, and/or statements containing words such as "anticipate(s)," "expect(s)," "intend(s)," "plan(s)," “could”, "target(s)," "project(s)," "will," "believe(s)," "seek(s)," "estimate(s)" and similar expressions. These statements are based on management's current expectations, beliefs and assumptions and are subject to a number of known and unknown risks, uncertainties and other factors, including those outside of our control that could lead to actual results materially different from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to: changes in market conditions for hotels and resorts; continued ability to finance acquired properties in the asset backed securities markets; changes in interest rates and financial and capital markets; changes in generally accepted accounting principles and tax laws and the application thereof; the occurrence of terrorist activities or other disruptions to the travel and leisure industries; availability of attractive acquisition opportunities; and such other risk factors as may be discussed in our annual report on Form 10-K and other filings with the SEC. Such forward-looking statements speak only as of the date of this Current Report on Form 8-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Item 9.01 Financial Statements and Exhibits.

(c)  Exhibits

Exhibit 99.1 Press release dated January 12, 2006 (Filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNL HOTELS & RESORTS, INC.

Date: January 13, 2006	By:	/s/ Mark E. Patten
Name: Mark E. Patten
Title: Senior Vice President and Chief Accounting Officer

Exhibit Index

Exhibit 99.1	Press release dated January 12, 2006 (Filed herewith).